Exhibit 5.1

Nancy H. Wojtas T: +1 650 843 5819 wojtasnh@cooley.com

August 14, 2013

Web.com Group, Inc.

12808 Gran Bay Parkway West

Jacksonville, FL 32258

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Web.com Group, Inc., a Delaware corporation (the “Company”), of an aggregate of up to $258,750,000 principal amount of the Company’s 1.00% Senior Convertible Notes due 2018 (the “Notes”) initially convertible into 7,392,850 shares of the common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Conversion Shares”), pursuant to an effective Registration Statement on Form S-3 (File No. 333-190479) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 12, 2013 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) The Notes will be issued pursuant to an Indenture to be dated on or about the date of the issuance of the Notes thereunder, between the Company and Wells Fargo Bank, National Association, as Trustee (as defined therein), the form of which is filed as Exhibit 4.6 to the Registration Statement (the “Base Indenture”) and a First Supplemental Indenture to be entered into between the Company and Wells Fargo Bank, National Association, as Trustee, on the date of the issuance of the Notes (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Base Indenture, the Supplemental Indenture, the form of Note included in the Supplemental Indenture, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Notes constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com

August 14, 2013

Page Two

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except the due authorization, execution and delivery by the Company of the Indenture). With respect to our opinion as to the Conversion Shares, we have assumed that, at the time of issuance of such Conversion Shares, a sufficient number of shares of Common Stock will be authorized and available for issuance.

We have assumed that, with respect to the Notes, (i) prior to the execution of the Base Indenture and Supplemental Indenture, each of the Base Indenture and Supplemental Indenture will have been duly authorized by the Company and the Trustee by all necessary corporate action, (ii) the Indenture, in substantially the form filed as Exhibit 4.6 to the Registration Statement, will be duly executed and delivered by the Company and the Trustee, and (iii) the Supplemental Indenture will have the terms described in the Prospectus Supplement and be duly executed and delivered by the Company and the Trustee in the form approved by the Company’s Board of Directors (or a duly constituted and empowered committee thereof).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the purchasers thereof against payment therefor, the Notes will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Conversion Shares, when issued in accordance with the terms of the Notes, will be validly issued and the Conversion Shares will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

Cooley LLP

By: /s/ Nancy H. Wojtas

Nancy H. Wojtas

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com